Exhibit 10.1

SHARE REPURCHASE AGREEMENT

SHARE REPURCHASE AGREEMENT (this “Agreement”) dated as of October 20, 2025, between Hefei Tianhui Biotech Co., Ltd. (“Seller”) and Oramed Pharmaceuticals Inc. (“Repurchaser”).

WHEREAS, Seller desires to sell an aggregate of 1,155,367 shares of common stock, par value $0.012 per share, of Repurchaser (the “Shares”) that it owns as of the date of this Agreement, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Sale and Repurchase of the Shares. Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, Seller agrees to sell to Repurchaser, and Repurchaser agrees to repurchase from Seller, the Shares for an aggregate price of $2,576,468.41 at a purchase price of $2.23 per Share (the “Purchase Price”). The closing of the transaction (the “Closing” ) shall occur on the same day of signing this agreement (the “Closing Date” ). At the Closing:

(a)	Seller shall have delivered or cause to be delivered to Repurchaser’s transfer agent, Continental Stock Transfer & Trust (“Continental”) the stock certificate(s) representing the Shares to be sold, duly endorsed for transfer to Repurchaser.

(b)	Upon the execution of this Agreement, Repurchaser shall initiate the wire transfer of the aggregate Purchase Price for the Shares promptly. Repurchaser shall pay the Purchase Price by wire transfer of immediately available funds to the account information set forth in Exhibit 1. If the payment is delayed by a failure by Repurchaser to take any action reasonably necessary to facilitate the wire transfer for more than five (5) Business Days after signing of this Agreement, this Agreement shall be automatically terminated, and the share transfer shall be cancelled.

(c)	Upon the execution of this Agreement, Seller shall prepare an instruction letter set forth in Exhibit 2 (the “Instruction Letter”). Promptly after Repurchaser has irrevocably wire transferred the aggregate Purchase Price to Seller and provided the wire transfer remittance to Seller, and the execution of this Agreement, Seller shall provide the Instruction Letter to Continental so Continental may effect the transfer of the Shares from Seller to Repurchaser.

2.	Acknowledgments, Representations and Warranties of Seller. Seller hereby represents and warrants to Repurchaser that:

(a)	Seller owns the Shares beneficially and of record, free and clear of any liens, security interests, restrictions, encumbrances, pledges, claims or charges of any nature whatsoever, and no person has a right to acquire or direct the disposition, or holds a proxy or other right to vote or direct the vote, of the Shares. Upon delivery to Repurchaser of the certificates representing such Shares in accordance with Section 1 hereof, good and marketable title thereto shall be transferred to Repurchaser, free and clear of any liens, security interests, restrictions, encumbrances, pledges, claims or charges of any nature whatsoever other than those imposed by applicable federal and state securities laws. Except for this Agreement, there is no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of the Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, conversion or control of the Shares, or (ii) obligates Seller to grant, offer or enter into any of the foregoing.

(b)	Seller has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of Seller and does not require the consent or approval of any person or entity, including any government agency. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance by Seller of this Agreement, and the carrying out of the transactions provided for in this Agreement, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller; (b) create any lien on any of the Shares under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which Seller is a party; or (c) conflict any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party.

(c)	Seller had initially purchased or received the Shares directly from Repurchaser in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and has owned the Shares continuously since their initial acquisition for Repurchaser.

(d)	Seller hereby expressly acknowledges and agrees that (i) the Purchase Price is fair, equitable and valid, and (ii) the price of Repurchaser’s common stock is subject to market forces, which may result in variances in the value thereof, which variances may be significant.

(e)	Seller hereby expressly acknowledges that Repurchaser may be in possession of material non-public information regarding Repurchaser not known to the Seller (collectively, the “Excluded Information”). The Seller expressly acknowledges that the Excluded Information may be indicative of a value of the Shares that is substantially lower than the Purchase Price or otherwise adverse to the Seller and such Excluded Information may be material to Seller’s decision to sell the Shares. Seller represents that it has not requested the Excluded Information and agrees that Repurchaser shall not be obligated to disclose any Excluded Information or have any liability with respect to any such non-disclosure.

3.	Representations and Warranties of Repurchaser. Repurchaser hereby represents and warrants to Seller that:

(a)	Repurchaser has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Repurchaser.

(b)	Repurchaser has sufficient available funds to pay the Purchase Price on the Closing Date.

4.	Mutual Release. Each party hereby waives and releases and promises never to assert any claims or causes of action, whether or not now known, against the other party or its predecessors, successors or past or present subsidiaries, officers, directors, agents, partners, members, managers, employees, present and future stockholders, assigns and affiliates thereof (collectively, with respect to such other party, its “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, without limitation, claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to the sale and repurchase of the Shares pursuant to this Agreement, which such party can, shall or may have against the other party or its Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue (other than with respect to a breach of a covenant by the other party under this Agreement).5. Miscellaneous.

(a)	Survival. All agreements, representations and warranties contained herein or made in writing on behalf of any party hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement according to their terms without limit as to duration.

(b)	Governing Law. This Agreement shall be construed under and governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflict of laws principles.

(c)	Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be finally settled by arbitration administered by the International Chamber of Commerce (ICC) in accordance with its Arbitration Rules. The seat of arbitration shall be New York City, New York. The language of the arbitration shall be English.

(d)	Seller will not make any public disclosures or filings in connection with the transactions contemplated by this Agreement, whether voluntary or required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, unless Seller has furnished a copy thereof to Repurchaser for its review prior to such disclosure or filing and Repurchaser approves such disclosure or filing, which approval shall not be unreasonably withheld, conditioned or delayed

(e)	Legal and Equitable Remedies. In the event Seller fails to deliver the Shares or to provide the necessary instructions or documentation to Continental as required under Section 1, Repurchaser shall be entitled to enforce such obligations through specific performance or other appropriate equitable relief to compel such delivery or action, provided that Repurchaser shall have performed all of its obligations under this Agreement, including the payment obligations under Section 1(b). This right shall be without prejudice to any other remedies available to Repurchaser under applicable law.

(f)	Validity and Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be illegal, invalid or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

(g)	Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay their respective fees and expenses incurred in connection herewith.

(h)	Entire Agreement. This Agreement contains the sole and entire agreement and understanding of each of the parties with respect to the subject matter hereof, and any and all other discussions, negotiations, representations, commitments, understandings, promises, and agreements relating to the entire subject matter of this Agreement are merged into this Agreement. Each party to this Agreement further acknowledges and agrees that no other agreement or representation, whether written, oral, or implied, other than those expressly contained or referred to in this Agreement, shall be deemed to exist or bind the parties with respect to the entire subject matter of this Agreement. Each party represents and acknowledges that in executing this Agreement, such party does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by any other party or its agents except as expressly contained in this Agreement.

(i)	Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties.

(j)	Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(k)	Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

(l)	Construction. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

(m)	Facsimile and Electronic Signatures. A facsimile copy of a signature or a signature transmitted electronically (e.g., by .pdf) shall be deemed an original signature for purposes of enforcing this Agreement.

IN WITNESS WHEREOF, Seller and Repurchaser have executed this Agreement as of the day and year first above written.

Hefei Tianhui Biotech Co., Ltd.

By:	/s/ (Company Seal of Hefei Tianhui Biotech Co., Ltd was affixed)

Oramed Pharmaceuticals Inc.

By:	/s/ Avi Gabay
	Name:	Avi Gabay
	Title:	Chief Financial Officer